Chock
Misc.#1
RestrSt.ltr


(CHOCK FULL O'NUTS CORPORATION LETTERHEAD)


January 2, 1988




Dear _____________:

	Reference is made to the Incentive Compensation Plan adopted by the shareholders of Chock Full O'Nuts Corporation ("Chock") on March 1, 1984, as amended on December 18, 1987 (the "Plan"). This letter agreement sets forth the terms of an award by Chock in the form of shares of Chock's Common Stock pursuant to the Restricted Stock Plan described in Article VI of the Plan.

	In consideration of the services to Chock Full O'Nuts Corporation ("Chock") which you have rendered, Chock hereby awards to you 60,000 shares of its Common Stock, $.25 par value per share (the "Shares") pursuant to the terms and conditions of this letter. Chock represents that the Shares are fully paid and non-assessable. The Shares are subject to certain restrictions as provided below.

	You are entitled to all the rights and privileges of a holder of the Shares (including the right to receive and retain all cash dividends declared thereon). As used herein the term "Shares" shall mean and include, in addition to the above referenced number of shares, any new shares or other securities convertible into shares resulting from any merger or reorganization of Chock, or the recapitalization, reclassification or split of the Shares, or any stock dividend paid on the Shares.


	By accepting the Shares you agree as follows:

	1. No Shares shall be sold, conveyed, transferred, pledged, encumbered or otherwise disposed of (any such disposition being herein called a "Transfer") prior to March 31, 2001 (the period beginning on the date hereof and ending on March 31, 2001 being hereinafter called the "Risk Period"), except that this Transfer restriction shall lapse (a) with respect to one-seventh (1/7) of the Shares on every other March 31 during the Risk Period, beginning on March 31, 1989 (i.e. the Transfer restriction shall lapse with respect to 1/7 of the Shares on March 31, 1989, with respect to an additional 1/7 of the Shares on March 31, 1991, etc.); (b) with respect to all of the Shares on the date on which your employment is terminated by Chock for any reason other than for Cause (as defined below); (c) with respect to all of the Shares on the date on which you elect to terminate your employment with Chock for a Good Reason (as defined below) after a Change in Control (as defined below); and (d) with respect to all of the Shares if your employment is terminated on account of (i) your death or (ii) your disability (which in the opinion of your personal physician prevents you from being employed by Chock full time).

	2. If at any time prior to March 31, 2001, either (a) Chock terminates your employment for Cause or (b) you terminate your employment with Chock for any reason other than a reason described in subsections (c) or
(d) in paragraph 1 above (each such termination being herein called an "Event of Retransfer") then, upon such Event of Retransfer, you shall transfer to Chock that number of the Shares as to which the Transfer restriction shall still apply on the day following such termination as provided in paragraph 1 above. Upon an Event of Retransfer, you shall deliver to Chock all stock certificates representing such Shares, duly endorsed with your signature guaranteed thereon by a New York City bank and with all necessary transfer stamps affixed, and Chock shall deliver to you a receipt therefor. Immediately upon such Event of Retransfer, such Shares shall be deemed to have been transferred to Chock and you shall have no further rights or privileges as a holder of the Shares so retransferred.

	The following terms in this paragraph 2 shall have the meanings specified below:

	(a) A "Change in Control" will be deemed to have occurred if following

		(i) a tender or exchange offer for voting securities of Chock,

		(ii) a proxy contest for the election of directors of Chock, or

		(iii) a merger or consolidation or sale of all or substantially all of the business or assets of Chock,

		the persons constituting the Board of Directors of Chock immediately prior to the initiation of such event cease to constitute a majority of the Board of Directors of Chock upon the occurrence of such event or within one year after such event.

	(b) Termination of your employment with Chock for "Good Reason" shall mean termination by you of your employment, subsequent to a Change in Control, because of:

		(i) the assignment to you, without your express written consent, of any duties inconsistent with your positions, duties, responsibilities, authority and status with Chock and its subsidiaries immediately prior to such Change in Control, or a change in your reporting responsibilities, titles or offices as in effect immediately prior to the Change in Control, or any removal of you from or any failure to reelect you to any of such positions, except in connection with the termination of your employment by you without Good Reason;

		(ii) a reduction by Chock in your salary as in effect at the time of such Change in Control;

		(iii) Chock's requiring you to maintain your principal office or conduct your principal activities anywhere other than at Chock's principal executive offices in New York City or at such other place of business where you maintained your principal office or conducted your principal activities at the time of such Change in Control;

		(iv) the failure by Chock to continue in effect (or to replace with equivalent plans) any life insurance plan, hospital-medical plan, dental plan, or disability plan in which you are participating or eligible to participate at the time of such Change in Control, or the taking of any action by Chock which would adversely affect your participation in or materially reduce your benefits under any such plans (or equivalent plans) or deprive you of any material fringe benefit enjoyed or to be enjoyed by you at the time of such Change in Control; or

		(v) a determination made by you in good faith, whether before or after the date you are eligible for early retirement under Chock's policy in effect immediately prior to the Change in Control, that as a result of such Change in Control you are not able to discharge your duties effectively.

	(c) Termination of your employment for "Cause" shall mean termination by Chock of your employment because of:

		(i) your having engaged in any activity in competition with Chock without Chock's consent;

		(ii) your having divulged any secret or confidential information belonging to Chock without Chock's consent; or

		(iii) your dishonesty, misconduct or action that is damaging or detrimental to Chock or any of its affiliates in any material respect.

	3. You represent and agree that you will only sell, transfer, pledge or hypothecate any of the Shares pursuant to an effective registration statement under the Securities Act of 1933 or in a transaction wherein registration under the Securities Act of 1933 is not required.

	4.      All certificates for Shares shall be endorsed as follows:

		"The shares of stock represented by this certificate are subject to certain restrictions and obligations stated in and are transferable only upon compliance with the provisions of an Agreement dated January 2, 1988 between this Corporation and the registered holder, a copy of which Agreement is on file in the office of the Secretary of this Corporation."

		"The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired for investment and must be held unless they are subsequently registered under the Securities Act of 1933 or, in the opinion of counsel to Chock, an exemption from registration under said Act is available. Any routine sales of the securities which may be made in reliance upon Rule 144 under said Act, if available, can be made only in limited amounts in accordance with all of the terms and conditions of that Rule."

	5. In order to facilities compliance with the transactions described herein, the certificates representing the Shares are being deposited in escrow with Howard L. Morse, Esq., as Escrowee, together with stock powers duly endorsed by you, in blank, with your signature guaranteed thereon by a New York City bank, and shall be held and disposed of by the Escrowee in accordance with all of the terms hereof. Provided an Event of Retransfer has not then occurred, the Escrowee, on March 31, 2001 or upon such earlier date when the Transfer restrictions to which any of the Shares are subject lapse (or as soon thereafter as is reasonably practicable), shall return to you such certificates and powers as shall represent the number of Shares to which the Transfer restrictions shall have lapsed. Such deposit shall not affect your rights as holder of the Shares. The Escrowee shall be under no duty except to receive the certificates and dispose of same in accordance with the terms hereof. The Company may redesignate an Escrowee at any time on notice to you; provided, however, that if a Change of Control has occurred and the Escrowee immediately prior to such Change of Control shall at any time thereafter cease to act as Escrowee, a new Escrowee shall be designated only by mutual agreement between you and Chock. Your agreement to any such designation may be withheld by you in your sole discretion. Should you and Chock fail to designate a new Escrowee within five business days after notice to you that the original Escrowee has ceased or will cease to act as Escrowee, the certificates and stock powers for the shares deposited with the Escrowee shall be delivered to you.



	6. This agreement shall be binding upon and inure to the benefit of you and Chock and your and its respective successors and legal representatives.

						Very truly yours,

						CHOCK FULL O'NUTS CORPORATION


						By: _________________________

Acceptance by Purchaser:

I hereby purchase the Shares and agree to all of the terms and conditions described herein.

Dated: As of January 2, 1988

						 ____________________________

Acceptance by Escrowee:

__________________________
Howard L. Morse, Esq.

Dated:  As of January 2, 1988